FOR IMMEDIATE RELEASE
May 7, 2026

Genesis Energy, L.P. Reports First Quarter 2026 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2026:

•Net Income Attributable to Genesis Energy, L.P. of $6.8 million for the first quarter of 2026 compared to Net Loss Attributable to Genesis Energy, L.P. of $469.1 million for the same period in 2025.

•Cash Flows from Operating Activities of $81.7 million for the first quarter of 2026 compared to $24.8 million for the same period in 2025.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $13.6 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $43.8 million for the first quarter of 2026, which provided 1.99X coverage for the quarterly distribution of $0.18 per common unit attributable to the first quarter.

•Total Segment Margin of $156.4 million for the first quarter of 2026.

•Adjusted EBITDA of $140.9 million for the first quarter of 2026.

•Adjusted Consolidated EBITDA of $587.0 million for the trailing twelve months ended March 31, 2026 and a bank leverage ratio of 5.38X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our first quarter results for 2026 in the aggregate came in slightly below our internal expectations. Most of our businesses performed in line with our expectations, with the exception of our offshore pipeline transportation segment, despite being up 40% year over year. Consistent with what we communicated in February, we always thought 2026 was going to be a year shaped by the timing of producer activity and our heavier marine dry-docking calendar, and the first quarter reflects that dynamic rather than any substantive change in the underlying trajectory of our businesses. We continue to see encouraging progress across our businesses and remain constructive on the outlook for the remainder of the year.

In that regard, the broader geopolitical environment remains dynamic, and if traditional global hydrocarbon flows take longer to normalize, we believe these conditions could create incremental opportunities for Genesis, certainly in the second quarter and perhaps over the balance of the year. Taken together, we believe we remain on track to deliver full-year 2026 Adjusted EBITDA(1) at or near the midpoint of the range we discussed on our year-end call, which contemplated plus or minus 15% to 20% growth over our normalized 2025 baseline of approximately $500 - $510 million.

Turning to our offshore pipeline transportation segment. We expected, and discussed in our year-end call, that, sequentially, we could be down in that segment because of multiple turnarounds scheduled at a few of our customers’ key offshore hubs connected to our offshore infrastructure. One of these turnarounds indeed occurred in the first quarter, and if anything, lasted slightly longer than expected. Also, during the first quarter, we observed some decline in production volumes from the Shenandoah floating production unit (“FPU”), one of the new facilities that started production last year. Such declines are not uncommon, particularly given the unexpectedly high initial production rates exhibited by the Shenandoah wells in the fourth quarter. Based on our updated outlook for Shenandoah throughput over the balance of the year, we now expect approximately $12 million to $15 million less Segment Margin contribution from Shenandoah in 2026 relative to what was contemplated in our original guidance.

Before moving on, let me make a few comments specific to Shenandoah. First, as mentioned above, we do not believe these lower production rates that we now anticipate will keep us from getting to, or near, the midpoint of our previous Adjusted EBITDA guidance for 2026. Second, and I plan on going into quite a bit more detail in our prepared remarks for the earnings call, we are not necessarily concerned by what we are seeing. If anything, based upon analysis shared with us by the operator, the calculated total oil in place and, importantly, the anticipated recovery percentage of said total oil are both going up, not down, relative to pre-drill expectations over the 20–30-year productive life of the Shenandoah, Monument and Shenandoah South fields.

In the near term, the operator of the Monument project and the Shenandoah South project, which are both sanctioned sub-sea tie-back developments to the Shenandoah FPU, currently has a rig on location to drill, complete and turn to production two wells in the Monument field, with one scheduled by the end of this year and the second sometime early in 2027. Once completed, they plan to use the rig to drill and complete two additional wells at Shenandoah over the remainder of 2027. In addition, a sub-sea pumping system is expected to be installed in early 2028 to further maximize total production from the existing and future Shenandoah wells. At the same time, the Shenandoah South partners are underway with the execution of that project and expect to bring the first producing well from that field across the Shenandoah FPU in the first half of 2028.

Importantly, the Shenandoah FPU operator is currently working to expand the total crude oil handling capability to 140kbd to ensure adequate capacity for all these currently drilling and future wells. While perhaps a little less is expected in 2026 and there is inherent risk in subsurface analysis, we are quite excited about the overall prospects in and around the Shenandoah FPU that will flow exclusively through our 100% owned SYNC lateral for further transportation to shore through our 64% owned CHOPS pipeline for many years ahead.

Following on with what else is going on in our offshore pipeline transportation segment, during the first quarter, the fourth well at Salamanca was successfully brought on-line ahead of schedule, contributing to an increase in aggregate production volumes from Salamanca to slightly more than 40kbd, with a fifth well expected to be on production by the end of this year. In addition, a new well at Argos commenced production late in the first quarter, further reinforcing our steady base of volumes. As we look at the balance of the year, we believe the outlook for offshore volumes remains constructive. At current commodity prices, producers are highly incentivized to maximize throughput and cash flow generation, which we expect will translate into a continued focus on operational reliability and uptime optimization. Importantly, the broader cadence of additional activity remains on track, with multiple incremental wells anticipated to come on-line over the next several quarters, providing additional visibility into strong volumes over not only the remainder of the year but for many years to come.

Turning quickly to our other segments.

We continued to see balanced, if not slightly improving, market conditions in our marine transportation segment. Upon completing the scheduled dry-dockings of our two remaining blue water vessels in the coming months, we will return to full capacity in the third quarter and be in a position to deliver increasing results in the back half of the year simply by having all of our offshore equipment back in service and more total fleet days available to operate.

Our onshore transportation and services segment once again delivered results in line with, if not exceeding, our expectations. During the quarter, throughput volumes remained strong across both our Texas and Raceland onshore terminals and pipeline systems, supported by incremental offshore production continuing to move onshore. We also experienced steady demand at our Baton Rouge terminal, with strong volumes of intermediate products moving through the facility. Looking ahead, our focus remains on providing offshore producers, as well as our broader upstream and downstream customer base, with reliable and efficient access to Gulf Coast refineries and other key downstream markets to ultimately provide them with flow assurance and market optionality.

Our legacy sulfur services business was impacted by operational challenges at our largest and lowest-cost host refinery, which resulted in lower NaHS production during the quarter. As this primary host refinery returns to more consistent operating levels, and to the extent incremental volumes of Venezuelan and/or other heavy sour crudes are processed at our Gulf Coast host refineries, we believe we remain well positioned to benefit from these improving dynamics, with the potential for a recovery in both production volumes and Segment Margin contribution over the balance of the year. We continue to face market challenges from sulfur related competing product imports from China into South America and will continue to monitor this situation, especially given recent increases in the price of sulfur.

Finally, I will take the opportunity to remind you that we took several key steps during the quarter to further strengthen our balance sheet, substantially increase our financial flexibility and ultimately reduce the ongoing financing costs of our business. In February, we utilized some excess liquidity to repurchase $25 million of our high-cost Series A corporate preferred securities. Then, in early March, we completed a $750 million issuance of 6.75% senior unsecured notes due 2034. We used the net proceeds to fully tender and redeem the $679 million of 7.75% senior unsecured notes due 2028 which extended our debt maturity profile, eliminated any near-term re-financing risk and reduced our cost of capital. Additionally, in March, we successfully amended and extended our senior secured revolving credit facility, increasing the borrowing capacity from $800 million to $900 million and extending the maturity date to March of 2031. The amendment also provided additional covenant flexibility and expanded our permitted investment baskets, enabling us to maintain a disciplined, yet opportunistic approach to our future capital allocation priorities. We subsequently utilized the remaining proceeds from our senior unsecured notes offering, along with free cash flow we generated during the quarter and our enhanced liquidity, to opportunistically repurchase an additional $110 million of our high-cost Series A corporate preferred securities, reducing the outstanding face value to approximately $394 million at the end of the first quarter. The combination of all these efforts is expected to lower our annual financing costs by approximately $12 million and advance our objective of reducing our overall cost of capital while continuing to simplify and strengthen our capital structure.

Looking ahead, our capital allocation priorities remain unchanged. We will continue to focus on further strengthening our balance sheet and lowering our cost of capital by targeting the higher-cost components of our capital structure. We intend to utilize excess free cash flow and liquidity toward the continued redemption of our high-cost Series A corporate preferred securities, while also remaining opportunistic in re-financing our higher-coupon senior unsecured notes as market conditions allow. Over time, these actions are expected to further reduce the on-going cost to finance our business and, when combined with steady and improving performance of our underlying operations, should support a continued move toward our long-term bank-calculated target leverage ratio of approximately 4.0x. This progress should also position us to thoughtfully and prudently grow distributions to our common unitholders over time, while preserving the financial flexibility to pursue attractive organic and inorganic opportunities as they emerge. At the same time, we remain firmly committed to disciplined execution across our business, supporting stable, long-term value creation for all stakeholders in our capital structure.

In closing, the management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to thank our entire workforce for their continued dedication to safe, reliable, and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”
(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing this forward-looking Adjusted EBITDA measure without a directly comparable GAAP financial measure is that such non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

Financial Results
Segment Margin
Segment Margin
Variances between the first quarter of 2026 (the “2026 Quarter”) and the first quarter of 2025 (the “2025 Quarter”) in our reportable segments are explained below.
Segment Margin results for the 2026 Quarter and 2025 Quarter were as follows:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Offshore pipeline transportation	$107,088	$76,548
Marine transportation	27,917	30,021
Onshore transportation and services	21,435	14,826
Total Segment Margin	$156,440	$121,395

Offshore pipeline transportation Segment Margin for the 2026 Quarter increased $30.5 million, or 40%, from the 2025 Quarter primarily due to: (i) production volumes associated with the deepwater Shenandoah FPU, which ties into our 100% owned SYNC Pipeline for further transportation downstream to our 64% owned CHOPS Pipeline, that began producing in July 2025; and (ii) production volumes from the Salamanca FPU, which ties into our existing 100% owned SEKCO Pipeline for further transportation downstream on our 64% owned Poseidon Pipeline, that began producing in September 2025. In addition, the 2025 Quarter was impacted by producer downtime from several wells being shut in due to certain sub-sea operational and technical challenges, which were mostly resolved by our producer customers as we exited 2025. These increases to the 2026 Quarter were partially offset by a scheduled turnaround at a key third party production platform, which was completed in early April.
Marine transportation Segment Margin for the 2026 Quarter decreased $2.1 million, or 7%, from the 2025 Quarter primarily due to slightly lower day rates in our inland barge business during the 2026 Quarter and the impacts to our offshore barge business as a result of planned dry-dockings in our offshore fleet during the 2026 Quarter. During the third quarter of 2025, we experienced a decline in day rates due to a decrease in Midwest refinery demand for black oil equipment as a result of changing crude slates. Day rates have recovered at a slower pace than anticipated, and rates in the 2026 Quarter have not reached the levels we saw in the 2025 Quarter. In our offshore barge business, revenues for the 2026 Quarter were impacted by several required and planned regulatory dry-dockings, which included the dry-docking of one of our two largest vessels that is expected to be completed in the second quarter of 2026. These decreases in Segment Margin were partially offset by an increase in adjusted utilization from our inland and offshore fleets and a contractual rate increase on our M/T American Phoenix during the 2026 Quarter compared to the 2025 Quarter.
Onshore transportation and services Segment Margin for the 2026 Quarter increased $6.6 million, or 45%, from the 2025 Quarter primarily due to an increase in volumes transported on our onshore crude oil pipeline systems and increased activity and volumes in our crude oil marketing business. We experienced an increase in volumes on our Texas pipeline system which is a key destination point for various grades of crude oil produced in the Gulf of America including those transported on our 64% owned CHOPS Pipeline, and also benefited from an increase in refined product volumes at our Baton Rouge terminal. In our sulfur services business, we experienced a decrease in NaHS sales volumes primarily as a result of operational challenges at our largest and lowest-cost host refinery, which was partially offset by an increase in index-based NaHS sales prices.
Other Components of Net Income (Loss)
We reported Net Income from Continuing Operations of $19.1 million in the 2026 Quarter compared to Net Loss from Continuing Operations of $36.6 million in the 2025 Quarter.
Net Income from Continuing Operations in the 2026 Quarter was impacted by an increase in operating income from our reportable segments, primarily from our offshore pipeline transportation segment as discussed above, a decrease in general and administrative expenses of $23.1 million, and a decrease in interest expense, net of $2.1 million. This increase was partially offset by an increase in other expense of $2.7 million and an increase in depreciation and amortization of $2.7 million during the 2026 Quarter.

We reported Net Loss from Discontinued Operations, net of tax of $423.7 million during the 2025 Quarter associated with the Alkali Business that was sold on February 28, 2025.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, May 7, 2026, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended March 31,
	2026	2025
REVENUES	$446,555	$398,311

COSTS AND EXPENSES:
Costs of sales and operating costs	293,509	279,525
General and administrative	17,524	40,642
Depreciation and amortization	58,909	56,171
OPERATING INCOME	76,613	21,973
Equity in earnings of equity investees	14,162	12,492
Interest expense, net	(67,978)	(70,038)
Other expense	(3,540)	(844)
Income (loss) from continuing operations before income taxes	19,257	(36,417)
Income tax expense	(112)	(144)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	19,145	(36,561)
Income from discontinued operations, net of tax	—	8,448
Loss from disposal of discontinued operations	—	(432,193)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(423,745)
NET INCOME (LOSS)	19,145	(460,306)
Net income attributable to noncontrolling interests	(12,345)	(8,769)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$6,800	$(469,075)
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(13,583)	(28,402)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(6,783)	$(497,477)
NET LOSS PER COMMON UNIT:
Net loss attributable to common unitholders per common unit from continuing operations - Basic and Diluted	$(0.06)	$(0.60)
Net loss per common unit from discontinued operations - Basic and Diluted	—	(3.46)
Net loss per common unit - Basic and Diluted	$(0.06)	$(4.06)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2026	2025
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day):
CHOPS(1)	425,247	312,976
Poseidon(1)	269,827	244,323
Odyssey(1)	65,750	63,738
GOPL	1,402	1,682
Offshore crude oil pipelines total	762,226	622,719

Natural gas transportation volumes (MMBtus/day)(1)	391,922	401,764

Marine Transportation Segment
Inland Barge Utilization Percentage(2)	95.9%	93.6%
Offshore Barge Utilization Percentage(2)	99.1%	96.2%

Onshore Transportation and Services Segment
Crude oil pipelines (average barrels/day):
Texas(3)	119,998	61,924
Jay	8,683	4,328
Mississippi	1,016	1,189
Louisiana(4)	60,548	38,173
Onshore crude oil pipelines total	190,245	105,614

Crude oil product sales (average barrels/day)	22,158	19,968
Rail unload volumes (average barrels/day)	20,214	20,492

NaHS volumes (Dry short tons “DST” sold)	19,783	25,873
NaOH (caustic soda) volumes (DST sold)	8,609	8,545
(1)As of March 31, 2026 and 2025, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-dockings.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS Pipeline.
(4)Total daily volumes for the 2026 Quarter and 2025 Quarter include 32,876 and 18,609 Bbls/day, respectively, of intermediate refined petroleum products and 25,857 and 19,564 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$4,210	$6,437
Accounts receivable - trade, net	628,603	608,221
Inventories	39,224	55,366
Other	30,782	17,442
Total current assets	702,819	687,466
Fixed assets, net of accumulated depreciation	3,431,322	3,465,323
Equity investees	215,610	218,631
Intangible assets, net of amortization	73,323	75,606
Goodwill	301,959	301,959
Right of use assets, net	56,839	57,670
Other assets, net of amortization	54,842	54,048
Total assets	$4,836,714	$4,860,703

LIABILITIES AND CAPITAL
Accounts payable - trade	$508,348	$490,712
Accrued liabilities	212,355	208,980
Total current liabilities	720,703	699,692
Senior secured credit facility	74,100	6,400
Senior unsecured notes, net of debt issuance costs and discount	3,102,076	3,040,415
Deferred tax liabilities	17,217	17,405
Other long-term liabilities	387,112	388,707
Total liabilities	4,301,208	4,152,619
Mezzanine capital:
Class A Convertible Preferred Units	411,547	552,523
Partners’ capital (deficit):
Common unitholders	(343,173)	(314,346)
Noncontrolling interests	467,132	469,907
Total partners’ capital	123,959	155,561
Total liabilities, mezzanine capital and partners’ capital	$4,836,714	$4,860,703

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO TOTAL SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2026	2025
Income (loss) from continuing operations before income taxes	$19,257	$(36,417)
Net income attributable to noncontrolling interests	(12,345)	(8,769)
Corporate general and administrative expenses	17,238	41,676
Depreciation, amortization and accretion	61,148	59,011
Interest expense, net	67,978	70,038
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	5,521	6,092
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	815	(71)
Other non-cash items	(4,618)	(2,722)
Loss on extinguishment of debt	3,540	844
Differences in timing of cash receipts for certain contractual arrangements(2)	(2,094)	(8,287)
Total Segment Margin(3)	$156,440	$121,395
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to Genesis Energy, L.P.	$6,800	$(469,075)
Interest expense, net	67,978	70,038
Income tax expense	112	144
Depreciation, amortization and accretion	61,148	59,011
Loss from disposal of discontinued operations	—	432,193
Interest expense, net and income tax expense from discontinued operations	—	4,195
Other non-cash items from discontinued operations, net(1)	—	15,584
EBITDA	136,038	112,090
Plus (minus) Select Items, net(2)	4,824	19,589
Adjusted EBITDA(3)	140,862	131,679
Maintenance capital utilized(4)	(15,250)	(16,900)
Interest expense, net	(67,978)	(70,038)
Cash tax expense	(300)	(257)
Distributions to preferred unitholders(5)	(13,565)	(19,942)
Interest expense, net and income tax expense from discontinued operations	—	(4,195)
Available Cash before Reserves(6)	$43,769	$20,347
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other non-cash items attributable to discontinued operations for the 2025 Quarter.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures for the 2026 Quarter and 2025 Quarter were $16.7 million and $22.6 million, respectively, which excludes maintenance capital expenditures of $4.6 million for the 2025 Quarter associated with our discontinued operations. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions attributable to preferred unitholders associated with the 2026 Quarter include $2.5 million paid during the 2026 Quarter and $11.1 million that is payable on May 15, 2026 to unitholders of record at close of business on April 30, 2026.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities	$81,738	$24,805
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	67,978	74,217
Amortization and write-off of debt issuance costs, premium and discount	(5,779)	(3,857)
Effects from equity method investees not included in operating cash flows	5,645	6,152
Net effect of changes in components of operating assets and liabilities	6,188	32,368
Non-cash effect of long-term incentive compensation plans	137	(2,485)
Expenses related to business development activities and growth projects	3,122	25,208
Differences in timing of cash receipts for certain contractual arrangements(2)	(2,094)	(8,287)
Other items, net(3)	(16,073)	(16,442)
Adjusted EBITDA(4)	$140,862	$131,679
(1)Includes interest expense, net of $70.0 million from continuing operations and $4.2 million from discontinued operations for the 2025 Quarter.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2026
Senior secured credit facility	$74,100
Senior unsecured notes, net of debt issuance costs and discount	3,102,076
Less: Outstanding inventory financing sublimit borrowings	(17,900)
Less: Cash and cash equivalents	(3,046)
Adjusted Debt(1)	$3,155,230

Pro Forma LTM
March 31, 2026
Consolidated EBITDA (per our senior secured credit facility)	$553,507
Consolidated EBITDA adjustments(2)	33,473
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$586,980

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.38X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with contractual minimum cash commitments we expect to receive from material organic growth projects that are in-service. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, distributions to our unitholders or other capital allocation plans or expectations, the anticipated benefits of the Shenandoah and Salamanca developments and other production facilities, production and other rates or volumes or demand for our services, the expected performance of our business segments and other projects, the impact of proposed or increased tariffs or fluctuations in commodity prices on our business, and our strategy and plans, are forward-looking statements and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of natural disasters, international military conflicts (such as the war in Ukraine and Iran, the Israel and Hamas war and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, anticipated benefits of our projects or those of our counterparties, including producers, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income (loss); cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions attributable to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended March 31,
		2026	2025
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(2,094)	$(8,287)
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	815	(71)
	Loss on debt extinguishment	3,540	844
	Adjustment regarding equity investees(2)	5,521	6,092
	Other	(4,618)	(2,722)
	Sub-total Select Items, net(3)	3,164	(4,144)
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	3,122	25,208
	Other	(1,462)	(1,475)
	Total Select Items, net(4)	$4,824	$19,589
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, and, where relevant, capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items from continuing operations. Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536